UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2010

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                      Completion of Acquisition or Disposition of Assets

On July 29, 2010, Genco Shipping & Trading Limited (“Genco”) took delivery of the Genco Lorraine, a 53,416 dwt Supramax vessel.  Genco had agreed to buy the vessel under the terms of agreements that Genco entered into with Setaf SAS, certain of its subsidiaries, and its parent company Bourbon SA.  The Genco Lorraine is the first of 13 vessels to be acquired by Genco under such agreements.  An additional three vessels are to be delivered Genco under such agreements and immediately resold to Maritime Equity Partners, LLC, a company controlled by Genco’s Chairman, Peter C. Georgiopoulos, at Genco’s purchase price.

The Company paid a total purchase price of approximately $32.4 million for the Genco Lorraine, which the Company financed with available cash, including proceeds from its recently completed concurrent offerings of 5.00% Convertible Senior Notes due August 15, 2015 and common stock, as well as cash from operations.  On July 16, 2010, Genco entered into a commitment letter for a $253 million senior secured term loan facility and, upon the closing of this credit facility, intends to use the credit facility to refund $20 million associated with the purchase of this vessel to Genco. The Genco Lorraine is expected to be delivered on or about July 31, 2010 to Olam International Limited to commence a time charter for 23 to 25 months at a rate of $18,500 per day, less a 5% third party brokerage commission.

A copy of the Company’s press release announcing the delivery of this vessel to the Company is attached hereto as Exhibit 99.1.

Item 7.01.                      Regulation FD Disclosure

Genco disclosed on July 30, 2010 that it has signed a novation agreement for the time charter of the Genco Loire with TMT Bulk Corporation at a rate of $13,000 per day with a minimum expiration date of July  2010 and a maximum expiration of September 2010 as well as a novation agreement for the charter party of the Genco Picardy with Rizzo-Bottiglieri-De Carlini Armatori SPA at a rate of  $17,100 per day with a minimum expiration of November 2010 and a maximum expiration of January 2011.  As previously disclosed, certain of the other vessels that Genco has agreed to purchase under the agreements described above, namely the Genco Aquitaine, the Genco Brittany, and the Genco Languedoc, are subject to time charters that Genco believes are currently above market rates.  Genco believes it is therefore unlikely that the relevant charterers will consent to transfer of such existing charters to Genco, in which event such agreements require that the vessels be delivered to Genco free of charter.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations, and include, without limitation, the expected delivery of the Genco Lorraine to its charterer and the amounts expected to be received under the charter, Genco’s intentions to refund a portion of the vessel’s purchase price using the credit facility mentioned above, and expected deliveries of additional vessels. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. Such statements are subject to various risks, uncertainties and assumptions, including the fulfillment of the closing conditions under, or the execution of customary additional documentation for, Genco’s agreements to acquire vessels; completion and funding of financing on acceptable terms; completion of definitive documentation for the $253 million senior secured term loan facility referenced above; and Genco’s ability to obtain novations of charter parties attached to certain vessels that Genco has agreed to acquire.  Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed in any forward-looking statements. These risks, as well as others, are discussed in greater detail in Genco’s filings with the SEC, including, without limitation, the “Risk Factors” section in each of the preliminary prospectus supplements and related prospectus relating to our offerings, our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent filings with the SEC.

Item 9.01.                      Financial Statements and Exhibits.

(d)   Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release dated July 29, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE:  July 30, 2010

/s/ John C. Wobensmith John C. Wobensmith
Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 29, 2010.